AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2014
REGISTRATION NO. 333-___________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
First Community Financial Partners, Inc.
(Exact name of registrant as specified in its charter)
Illinois		20-4718752
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
2801 Black Rd. Joliet, Illinois 60435 (815) 725-0123
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
First Community Financial Partners, Inc. 2013 Equity Incentive Plan
_____________________________________________________________________________________________________________________________________
(Full title of the plan)

Glen L. Stiteley
Executive Vice President and Chief Financial Officer
2801 Black Rd.
Joliet, Illinois 60435
(815) 725-0123

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act.
Large accelerated filer ☐                                                                                                     Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	900,000	$4.95	$4,455,000	$517.67

(1)
This Registration Statement on Form S-8 covers: (i) 900,000 additional shares of common stock, par value $1.00 per share of First Community Financial Partners, Inc. (the “Registrant”) issuable pursuant to the First Community Financial Partners, Inc. 2013 Equity Incentive Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of $4.95, the average of the high and low prices of the Registrant’s common stock as reported on the OTCQB marketplace on December 15, 2014.

EXPLANATORY NOTE

The Registrant previously filed a Registration Statement on Form S-8 registering shares of its common stock to be issued pursuant to the Plan. This Amendment No. 1 to Registration Statement on Form S-8 is filed by the Registrant for the purpose of increasing the number of shares of common stock for which a Registration Statement on Form S-8 of the Company relating to the Plan is effective. This Amendment No. 1 to the Registration Statement on Form S-8 relates to 900,000 shares of common stock, issuable pursuant to the Plan.

Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference the Registration Statement on Form S-8, including exhibits, previously filed by the Registrant with the Securities and Exchange Commission on August 16, 2013 (File No. 333-190691), in connection with the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*
____________________________________
* Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on March 20, 2014;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 filed with the Commission on May 14, 2014, for the quarterly period ended June 30, 2014 filed with the Commission on August 13, 2014, and for the quarterly period ended September 30, 2014 filed with the Commission on November 13, 2014; and

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 19, 2014 (except for the information under Item 2.02 thereof), April 24, 2014 (except for the information under Item 2.02 thereof), June 20, 2014, July 3, 2014, July 11, 2014, July 22, 2014 (except for the information under Item 2.02 thereof), October 21, 2014 (except for the information under Item 2.02 thereof), November 6, 2014 and December 9, 2014.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this

Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.    Description of Securities.

The following is a summary of the material terms, limitations, voting powers and relative rights of the Registrant’s common stock as contained in the Registrant’s Articles of Incorporation, as amended (the “Articles of Incorporation”). This summary does not purport to be a complete description of the terms and conditions of the Registrant’s common stock in all respects and is subject to and qualified in its entirety by reference to the Articles of Incorporation, the Registrant’s Amended and Restated Bylaws (the “Bylaws”), the Illinois Business Corporation Act (the “IBCA”) and any other documents from which the summary descriptions are derived.

General

The Registrant has one class of common stock. The total authorized shares of capital stock of the Registrant consist of: (a) 60,000,000 shares of common stock, par value $1.00 per share; and (b) 1,000,000 shares of preferred stock, par value $1.00 per share. Of the 60,000,000 authorized shares of the common stock, 16,552,063 shares were outstanding as of December 19, 2014, exclusive of shares held in treasury.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of directors and all other matters requiring shareholder action, except with respect to amendments to the Articles of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders. Except as otherwise provided by law, the Articles of Incorporation or the Bylaws, all matters to be voted on by the Registrant’s shareholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Dividends

Holders of common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by the Registrant’s board of directors in its discretion out of funds legally available therefor. Dividends on the Registrant’s common stock are subject to the rights of holders of the Registrant’s issued and outstanding preferred stock.

Liquidation Distribution

In the event of the Registrant’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of the Registrant’s assets of whatever kind available for distribution to holders of the Registrant’s common stock, after the rights of the holders of the preferred stock have been satisfied.

Impact of Preferred Stock

The rights of holders of the Registrant’s common stock are subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The board of directors of the Registrant is authorized to provide for the issuance from time to time of preferred stock in one or more series and, as to each series, to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof (including but not limited to provisions related to dividends, conversion, voting, redemption and liquidation preference, which may be superior to those of the Registrant’s common stock).

Preemptive or Other Rights

The Registrant’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Anti-Takeover Provisions

Certain provisions of the Articles of Incorporation and the Bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the then current market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock. Authorized but unissued shares of common stock and preferred stock under the Articles of Incorporation could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of the Registrant more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Registrant by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some shareholders.

Limitations on Right to Call Special Meetings; No Action by Written Consent; Shareholder Proposal Notice Requirements. Under the Bylaws, special meetings of the Registrant’s shareholders may be called by the Registrant’s Chief Executive Officer, by a majority of the Registrant’s board of directors or by the holders of not less than one-fifth (1/5) of all the outstanding shares of the Registrant entitled to vote, for the purpose or purposes stated in the notice of the meeting. Further, the Registrant’s common shareholders are unable to take action by written consent, and therefore, may only take action at shareholder meetings. Additionally, the Bylaws require that shareholder proposals meet certain advance notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of the Registrant’s outstanding voting securities. These provisions could also discourage a third party from making a tender offer for the Registrant’s common stock, because even if it acquired a majority of the Registrant’s outstanding voting securities, it would only be able to take action as a shareholder, such as electing new directors or approving a merger, at a duly called shareholders’ meeting and not by written consent.

State Anti-takeover Laws. The Registrant is also subject to anti-takeover provisions under Illinois law. The Registrant has not opted out of Section 7.85 of the IBCA. Under Section 7.85, certain business combinations between the Registrant and an interested shareholder must be approved by an 80% vote of outstanding stock entitled to elect directors and by a majority of disinterested shareholders, unless the transaction has been approved by two-thirds of the Registrant’s directors not affiliated with the interested shareholder or meets certain requirements relating to fairness of the consideration paid and procedural requirements. Additionally, the Registrant has not opted out of Section 11.75 of the IBCA. Under Section 11.75, an interested shareholder may not engage in certain business combinations with the Registrant for a period of three years after the date on which the shareholder became an interested shareholder unless: (a) prior to that date, the Registrant’s board of directors approved either the business combination or the transaction in which the shareholder became an interested person; (b) the interested shareholder owned at least 85% of the Registrant’s outstanding voting stock upon becoming an interested shareholder; or (c) the business combination is approved by the Registrant’s board of directors and authorized at a shareholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the Registrant not owned by the interested person.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under the Articles of Incorporation and the Bylaws, the Registrant is required to indemnify any director or officer of the Registrant, or any person serving at the request of the Registrant as a director or officer of another entity, against expenses and, except in the case of an action by or in the right of the Registrant, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director or officer of the Registrant, provided that: (a) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful; and (b) in the case of an action by or in the right of the Registrant, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable unless and only to the extent such indemnification is approved by a court. The Articles of Incorporation and the Bylaws also provide for the indemnification of expenses to the extent that a present or former director or officer of the Registrant has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the Registrant receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification.

The IBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for: (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation provide that, to the fullest extent permitted by the IBCA, none of the Registrant’s directors will be liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty.

The Registrant has also obtained directors’ and officers’ liability insurance to cover these individuals.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joliet, State of Illinois, on December 22, 2014.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

By:    /s/ Glen L. Stiteley
Glen L. Stiteley
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Roy C. Thygesen and Glen L. Stiteley his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 22, 2014.

Signature	Title(s)
/s/ Roy C. Thygesen Roy C. Thygesen	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Patrick Roe Patrick Roe	President, Chief Operating Officer and Director
/s/ Glen L. Stiteley Glen L. Stiteley	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ George Barr George Barr	Chairman of the Board and Director
/s/ Peter Coules, Jr. Peter Coules, Jr.	Director

/s/ Terrence O. D'Arcy Terrence O. D'Arcy	Director
/s/ John J. Dollinger John J. Dollinger	Director
/s/ Rex D. Easton Rex D. Easton	Director
/s/ Vincent E. Jackson Vincent E. Jackson	Director
/s/ Patricia L. Lambrecht Patricia L. Lambrecht	Director
/s/ Stephen G. Morrissette Stephen G. Morrissette	Director
/s/ Daniel Para Daniel Para	Director
/s/ Michael F. Pauritsch Michael F. Pauritsch	Director
/s/ William L. Pommerening William L. Pommerening	Director
/s/ Robert L. Sohol Robert L. Sohol	Director
/s/ Dennis G. Tonelli Dennis G. Tonelli	Director
/s/ Scott A. Wehrli Scott A. Wehrli	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1
Articles of Incorporation of First Community Financial Partners, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.2
Amended and Restated Bylaws of First Community Financial Partners, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.3
Specimen stock certificate representing First Community Financial Partners, Inc. common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 filed November 19, 2012 (Registration No. 333-185041))

4.4	First Community Financial Partners, Inc. 2013 Equity Incentive Plan
4.5	Form of First Community Financial Partners, Inc. 2013 Equity Incentive Plan Restricted Stock Unit Award Agreement
4.6	Form of First Community Financial Partners, Inc. 2013 Equity Incentive Plan Restricted Stock Award Agreement
4.7	Form of First Community Financial Partners, Inc. 2013 Equity Incentive Plan Nonqualified Stock Option Award Agreement
5.1*	Opinion regarding legality of shares of First Community Financial Partners, Inc. common stock
23.1*	Consent of McGladrey LLP
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to First Community Financial Partners, Inc. (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith.